Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Nos. 333-89872, 333-37986, 333-20405 and 333-184754 on Form S-8 of our report dated August 28, 2014, relating to the consolidated financial statements of Koss Corporation and Subsidiary, which includes an explanatory paragraph related to legal matters described in Note 21 to the consolidated financial statements, as of and for the years ended June 30, 2014 and 2013, appearing in this Annual Report on Form 10-K of Koss Corporation for the year ended June 30, 2014.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
August 28, 2014